Exhibit 99.1

StockerYale Announces Third Quarter 2007 Financial Results

Company Delivers Quarterly Revenue Increase of 75% Year-Over-Year and Positive Quarterly EBITDA

SALEM, N.H, October 23, 2007 — StockerYale, Inc. (NASDAQ: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industry leading OEMs, today announced its financial results for the third quarter ended September 30, 2007. The results include Photonic Products Ltd. from the Company’s acquisition date of October 31, 2006.

Third Quarter 2007 Financial and Business Highlights

•	Revenues increased to a record $7.9 million, up 75% over the third quarter of 2006.

•	Gross profit was a record $2.7 million, an increase of 70% year-over-year and 16% quarter-over-quarter.

•	Specialty optical fiber and LED sales increased 96% and 43% over third quarter 2006, respectively.

•	EBITDA totaled $144,000 compared to $(86,000) for the third quarter of 2006 and $(402,000) for the second quarter of 2007.

•	The Specialty Optical Fiber (SOF) division and Photonic Products subsidiary each received the largest single contracts in their history.

•	The Company entered into a distribution agreement with Newport Corporation for StockerYale’s line of specialty optical fiber products.

•	The Company was awarded a significant specialty optical fiber contract from Northrop Grumman Newport News for the U.S. Navy’s Virginia class submarine fleet.

•	Key appointments were made in strategic areas of the business to support the Company’s growth prospects and technological leadership.

Chairman and Chief Executive Officer Mark W. Blodgett stated, “We are pleased that our investments and the reengineering of our sales efforts are paying off with increased organic revenue growth and major contract awards during the third quarter. We continue to see solid market acceptance of our LED, SOF and new Lasiris™ laser products, and order bookings have regained the momentum achieved earlier in the year. We’re making a strong push into the biomedical and medical equipment markets through each of our business lines, with a particularly large market opportunity for SOF in the medical equipment space. We had a breakout quarter for our Specialty Optical Fiber business and we have expanded our customer base through important vertical channels and key customer relationships. Our recent acquisition of Spectrode, LLC will enhance our strategic initiatives in both our specialty optical fiber and laser business units.

“While quarterly Photonic Products revenues increased 22% over the second quarter of 2007, margins from this division were weaker than expected,” Blodgett continued. “We have initiated a lean manufacturing initiative and are looking for additional operational efficiencies that will improve performance in this division. However, fourth quarter improvement will not be enough to offset our year-to-date EBITDA losses from Photonic Products and the falling U.S. dollar. We expect total revenues for 2007 to be approximately $30 million and full year 2007 gross margin to be 33% to 34%.”

Third Quarter 2007 Financial Results

Net sales totaled a record $7.9 million for the third quarter of 2007, a 75% increase over $4.5 million for the third quarter of 2006, and a 14% increase compared with $7.0 million for the second quarter of 2007. Photonic Products revenue was 33% of total revenue for the third quarter of 2007. LED revenues increased 43% year-over-year, but was approximately flat quarter-over-quarter, and laser and associated diode revenue increased 105% year-over-year and increased 13% quarter-over-quarter due to higher Photonic Products sales. Specialty optical fiber revenues increased 96% year-over-year and 56% quarter-over-quarter.

Bookings for the third quarter of 2007 were $8.3 million and backlog was $10.5 million at September 30, 2007.

Gross profit was $2.7 million in the third quarter of 2007, an increase of 70% over $1.6 million for the third quarter of 2006, and an increase of 16% from $2.3 million for the second quarter of 2007. Gross margin was flat to the third quarter of 2006 at 34% and showed a modest improvement compared to 33% for the second quarter of 2007. The gross margin increase from the year-ago period reflects shipments of specialty optical fiber products to Northrop Grumman, offset by the lower margin results from Photonic Products’ mix of distributed and manufactured products. The quarter-over-quarter increase in gross margin is also attributable to higher revenue from specialty optical fiber, partially offset by Photonic Products’ lower margin product mix.

Operating expenses increased 52% year-over-year to $3.5 million for the third quarter of 2007 and were approximately $97,000 lower than the second quarter of 2007, of which $56,000 was non-cash share-based compensation. The year-over-year increase was driven by Sarbanes Oxley compliance and other IT expenditures as well as additional operating expenses and non-cash amortization of intangible assets related to Photonic Products. Research and development expenses were $0.7 million for the third quarter of 2007 or 8% of revenues, approximately the same as 2006 and a decrease of $149,000 quarter-over-quarter. This is mainly due to a reclassification of R&D expense to a cost of sales basis for the recognition of revenue on the Northrop Grummann project. Selling, general and administrative expense totaled $2.5 million or 32% of revenues for the third quarter of 2007.

Operating loss was $0.8 million for the third quarter of 2007 compared with operating losses of $0.7 million for the third quarter of 2006 and $1.3 million for the second quarter of 2007, of which $0.2 million was due to non-cash amortization of intangible assets.

EBITDA was $0.1 million for the third quarter of 2007, as compared to EBITDA losses of $0.1 million and $0.4 million for the third quarter of 2006 and second quarter of 2007, respectively.

Other expenses (primarily non-cash debt expense and interest expense) totaled $0.6 million for the third quarter of 2007, a decrease of $0.4 million or 39% compared to the second quarter of 2007.

Net loss including discontinued operations was $1.3 million or $(0.04) per share for the third quarter of 2007 compared with $1.2 million or ($0.04) per share for the third quarter of 2006 and $2.1 million or ($0.06) per share for the second quarter of 2007.

Conference Call and Webcast

Management will conduct a conference call with simultaneous webcast today at 5:00 p.m. Eastern Time. Chairman and Chief Executive Officer Mark Blodgett and Chief Financial Officer Marianne Molleur will discuss the quarterly results and comment on business trends.

Interested parties may participate in the live conference call by dialing 800-257- 2101 (international dial-in 303-262-2141). No passcode is required for the call. A live webcast of the conference call may be accessed by visiting the Investor Relations: Earnings Conference Call section of the StockerYale website at www.stockeryale.com.

A telephonic replay of the conference call will be available through November 1, 2007 by dialing 800-405-2236 (international dial-in 303-590-3000) and entering passcode 11099734#. The webcast will be archived on the Company’s web site for one year.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company’s core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company’s GAAP results.

The company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to the operating loss before discontinued operations for the third quarter of 2007 is as follows:

	Three Months Ended September 30,
	2007	2006
Net Loss	$(1,310)	$(1,240)
Income from discontinued operations	(28)	(24)
Plus
Interest expense (net)	350	309
Depreciation	507	461
Intangible asset amortization	313	80
Stock based compensation	160	117
Taxes	(74)	—
Warrant and debt amortization	226	211

EBITDA	$144	$(86)

Consolidated Statements of Operations

($ In thousands except share and per share data)

	Three Months Ended September 30,
	2007	2006
Net Sales	$7,917	$4,534
Cost of Sales	5,261	2,974

Gross Profit	2,656	1,560

Research & Development Expenses	665	646
Selling, General & Administrative Expenses	2,514	1,578
Amortization of Intangible Assets	313	80

Operating Loss	(836)	(744)

Interest & Other (Income)/Expense	(6)	130
Amortization of Debt Discount & Financing Costs	226	211
Interest Expense	356	179

Loss before taxes from Continuing Operations	(1,412)	(1,264)
Tax benefit	(74)	—

Net Loss from Continuing Operations	(1,338)	(1,264)
Income from Discontinued Operations	28	24

Net Loss	$(1,310)	$(1,240)

Loss Per Share from Continuing Operations	($0.04)	($0.04)
Loss Per Share from Discontinued Operations	($0.00)	($0.00)

Net Loss Per Share	($0.04)	($0.04)

Weighted Average Shares Outstanding	35,884,606	29,251,151

Consolidated Condensed Balance Sheets
ASSETS	September 30, 2007	December 31, 2006
Current Assets	$12,248	$9,832
Property, Plant & Equipment, Net	10,882	11,255
Other Assets	13,152	13,892

Total Assets	$36,282	$34,979

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities	$8,079	$8,541
Long Term Debt	10,992	9,512
Long Term Lease and Other Liabilities	4,643	4,736
Stockholders Equity	12,568	12,190

Total Liabilities & Stockholders Equity	$36,282	$34,979

ABOUT STOCKERYALE

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale’s new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale’s ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management’s current expectations and are inherently uncertain. You should also refer to the discussion under “Factors Affecting Operating Results” in StockerYale’s annual report on Form 10-KSB and the Company’s quarterly reports on Form 10-QSB for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

Contact:

The Piacente Group

Brandi Piacente, 212-481-2050

brandi@thepiacentegroup.com

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